Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Landstar System, Inc.:
We consent to the use of our reports dated February 22, 2011, with respect to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 25, 2010 and December 26, 2009, and the related consolidated statements of income, changes in equity, and cash flows for the fiscal years ended December 25, 2010, December 26, 2009 and December 27, 2008, and the effectiveness of internal control over financial reporting as of December 25, 2010, incorporated herein by reference.
/s/ KPMG LLP
July 29, 2011
Jacksonville, Florida
Certified Public Accountants